PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Net income	$24,186	$21,814	$70,562	$62,243
Interest expense	875	988	2,686	2,971

Earnings from operations available to cover fixed charges	$25,061	$22,802	$73,248	$65,214

Fixed charges (1)	$875	$988	$2,686	$2,971
Preferred stock dividends	11,156	12,756	6,285	38,269
Preferred partnership distributions	1,382	1,752	(3,951)	5,256

Combined fixed charges and preferred distributions	$13,413	$15,496	$5,020	$46,496

Ratio of earnings from operations to fixed charges	28.6	23.1	27.3	22.0

Ratio of earnings from operations to combined fixed charges and preferred distributions	1.9	1.5	14.6	1.4

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Income from continuing operations	$85,347	$81,675	$79,205	$75,936	$71,349
Interest expense	3,952	4,130	2,575	1,330	3,054

Earnings from continuing operations available to cover fixed charges	$89,299	$85,805	$81,780	$77,266	$74,403

Fixed charges (1)	$3,952	$4,130	$2,575	$1,330	$3,054
Preferred stock dividends	46,630	50,937	47,933	43,011	33,020
Preferred partnership distributions	7,007	6,854	11,155	10,651	20,245

Combined fixed charges and preferred distributions	$57,589	$61,921	$61,663	$54,992	$56,319

Ratio of earnings from continuing operations to fixed charges	22.6	20.8	31.8	58.1	24.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.6	1.4	1.3	1.4	1.3

(1)	Fixed charges include interest expense.

PS BUSINESS PARKS, INC.

EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
FFO	$31,476	$32,009	$130,371	$93,988
Interest expense	875	988	2,686	2,971
Net income allocable to noncontrolling interests — preferred units	1,382	1,752	(3,951)	5,256
Preferred stock dividends	11,156	12,756	6,285	38,269

FFO available to cover fixed charges	$44,889	$47,505	$135,391	$140,484

Fixed charges (1)	$875	$988	$2,686	$2,971
Preferred stock dividends (2)	11,156	12,756	33,507	38,269
Preferred partnership distributions (2)	1,382	1,752	4,466	5,256

Combined fixed charges and preferred distributions paid	$13,413	$15,496	$40,659	$46,496

Ratio of adjusted FFO to fixed charges	51.3	48.1	50.4	47.3

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.3	3.1	3.3	3.0

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
FFO	$131,558	$122,405	$106,235	$102,608	$97,340
Interest expense	3,952	4,130	2,575	1,330	3,054
Net income allocable to noncontrolling interests — preferred units	7,007	6,854	11,155	10,651	20,245
Preferred stock dividends	46,630	50,937	47,933	43,011	33,020

FFO available to cover fixed charges	$189,147	$184,326	$167,898	$157,600	$153,659

Fixed charges (1)	$3,952	$4,130	$2,575	$1,330	$3,054
Preferred stock dividends (2)	50,858	50,937	44,553	43,011	31,154
Preferred partnership distributions (2)	7,007	6,854	9,789	10,350	17,106

Combined fixed charges and preferred distributions paid	$61,817	$61,921	$56,917	$54,691	$51,314

Ratio of adjusted FFO to fixed charges	47.9	44.6	65.2	118.5	50.3

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	3.0	2.9	2.9	3.0

(1)	Fixed charges include interest expense.

(2)	Excludes Emerging Issues Task Force Topic D-42 distributions.